Exhibit 10.4

Dear [INSERT]:

The purpose of this letter is to set forth the terms of your severance in the event your employment terminates under certain circumstances in connection with a Change in Control. This Change in Control Agreement (this “Agreement”) is entered into between you and R. R. Donnelley & Sons Company (the “Company”). All capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms in Annex A.

The terms of this Agreement are as follows:

1. Severance. If your employment is terminated by the Company for reasons other than Cause or on account of your death, or if you resign for Good Reason, in either case during the 24-month period beginning on the date of a Change in Control, and you execute a Separation Agreement and General Release within 21 days after your Separation from Service (or within 45 days after your Separation from Service, if permitted by the Company) and such Separation Agreement and General Release become irrevocable, then:

a.

The Company will pay a lump-sum amount to you, within sixty (60) calendar days following your Separation from Service, equal to two (2.0) times your Annualized Total Compensation; provided that if the sixty (60) day period begins in one taxable year and ends in a subsequent taxable year, the payment will be made in the subsequent taxable year; however, if the Change in Control is not a “change in control event,” within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then such amount shall be payable in equal regular intervals over the twenty-four (24) months, in accordance with the Company’s regular payroll practices, beginning on the first practicable paydate following expiration of the applicable revocation period. This amount, whether paid as a lump sum or in installments, constitutes a “Change-in-Control Severance Benefit” under the terms of the RR Donnelley Senior Leadership Separation Pay Plan (the “SLSPP”), subject to the limits set forth therein, all provisions of the SLSPP (except as otherwise provided in the SLSPP) shall apply thereto, and, except as set forth in this Agreement, no other amount shall be payable under the SLSPP. Any dispute regarding this Change-in-Control Severance Benefit, including your eligibility therefor, will be governed by the terms of the SLSPP (including its claims and appeals procedures).

b.

The Company also will pay a lump-sum amount to you equal to the amount, if any, that would have been payable to you under the Company’s annual bonus program for the calendar year that includes the date of your Separation from Service had you remained employed through the end of such calendar year on the basis of the Company’s actual performance for such calendar year (without regard to any objectives specific to you); provided, however, that such amount shall be adjusted on a pro rata basis based on the number of days you were actually employed during the calendar year in which your Separation from Service occurs. Such lump-sum amount, if any, shall be paid at the same time as annual bonuses for such year are paid to employees of the Company, but in no event later than two and one half (2 1/2 months) after the end of the calendar year that includes the date of your Separation from Service. This lump-sum amount constitutes a “Change-in-Control Severance Benefit” under the terms of the SLSPP, subject to the limits set forth therein, and all provisions of the SLSPP (except as otherwise provided in the SLSPP) shall apply thereto, and, except as set forth in this Agreement, no other amount shall be payable under the SLSPP. Any dispute regarding this Change-in-Control Severance Benefit, including your eligibility therefor, will be governed by the terms of the SLSPP (including its claims and appeals procedures).

c.	The Company will provide to you:

i.

continued medical (including the executive physical benefit program), dental and vision coverage pursuant to COBRA (“COBRA Continuation Coverage”) subsidized by the Company at active employee rates for 18 months. Such benefits will be provided to you through COBRA at the same coverage level as in effect immediately prior to your Separation from Service (or at such other level as you may elect in accordance with COBRA during annual enrollment), will require you to elect COBRA Continuation Coverage for said benefits through the Company’s standard COBRA administration system, and will take the form of a subsidy of the COBRA Continuation Coverage premium payable by you equal to an amount that results in your remaining premium for COBRA Continuation Coverage (and only such coverage) being the same dollar amount that you would have paid for the same benefit coverage as an active employee.

For purposes of clarity, the medical, dental and vision benefits shall be discontinued prior to the end of the stated continuation period in the event that you cease to be eligible under COBRA for COBRA Continuation Coverage under the Company’s medical, dental and vision plans (including, for example, when you become covered by a group health plan of a subsequent employer).

ii.

your (A) separate individual life and disability policies paid for by the Company to the extent such coverage can reasonably be continued under the terms of the applicable policy and (B) financial planning benefit, in each case, utilized immediately preceding your Separation from Service, for twenty-four (24) months; provided that the value of a benefit available in any calendar year that is not used in that calendar year may not be carried over and made available in any other calendar year.

In the event the Company or its Affiliates no longer offer, change, or discontinue such benefits during the 24-month severance period set forth above, the Company or its Affiliates will provide you with any corresponding benefits offered to active current employees.

Notwithstanding the foregoing these medical, dental, vision, and other benefits shall be discontinued prior to the end of the continuation period stated above in the event that you become eligible for substantially similar coverage or benefits from a subsequent employer, as determined solely by the Company in good faith. For purposes of enforcing this provision, you shall have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding coverage or benefits you are eligible for based on such employment, and shall provide correct and complete information concerning the same to the Company in a timely manner.

Your short-term and long-term disability, group life insurance and accidental death and dismemberment insurance will end on the date of your Separation from Service.

The benefit described in this Section 1(c) constitutes a “Change-in-Control Severance Benefit” under the terms of the SLSPP, subject to the limits set forth therein, and all provisions of the SLSPP (except as otherwise provided in the SLSPP) shall apply thereto, and, except as set forth in this Agreement, no other amount shall be payable under the SLSPP. Any dispute regarding this Change-in- Control Severance Benefit, including your eligibility therefor, will be governed by the terms of the SLSPP (including its claims and appeals procedures).

d.

Any outstanding stock options, restricted stock awards, performance share units or other equity awards granted to you from time to time shall vest in accordance with the terms of the applicable equity compensation plan and award agreements. Your rights of indemnification under the Company’s and any of its Affiliates’ organizational documents, any plan or agreement, at law, or otherwise and your rights thereunder to directors’ and officers’ liability insurance coverage for, in both cases, actions as an officer or director of the Company and its Affiliates shall survive your Separation from Service to the extent provided therein. In the event of your Separation from Service, you will be deemed to resign as an officer and director of, and from all other positions with, the Company and its Affiliates and employee benefit plans.

2. Section 409A. This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments pursuant to this Agreement are also intended to be exempt from section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation section 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation section 1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation section 1.409A-2(b)(2). If you are a “specified employee” within the meaning set forth in the document entitled “409A: Policy of R.R. Donnelley & Sons Company and its Affiliates Regarding Specified Employees” (or any successor policy) on the date of your Separation from Service, then any amounts payable pursuant to this Agreement or otherwise that (i) become payable as a result of your Separation from Service and (ii) are subject to section 409A of the Code as a result of your Separation from Service shall not be paid until the earlier of (x) the first business day of the seventh month occurring after the month in which the date of your Separation from Service occurs and (y) the date of your death. Any reimbursement or advancement payable to you pursuant to this Agreement or otherwise shall be conditioned on the submission by you of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to you as soon as practicable after receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which you incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit. If any compensation or benefits provided by this Agreement may result in the application of section 409A of the Code, then the Company shall, in consultation with you, modify this Agreement to the extent permissible under section 409A of the Code in the least restrictive manner as necessary to exclude such compensation and benefits from the definition of “deferred compensation” within the meaning of such section 409A of the Code or in order to comply with the provisions of section 409A of the Code. By signing this Agreement you acknowledge that if any amount paid or payable to you becomes subject to section 409A of the Code, you are solely responsible for the payment of any taxes and interest due as a result.

3. Treatment of Certain Payments

a.

Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for your benefit (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), and (ii) the reduction of the amounts payable to you, whether under this Agreement or otherwise, to the maximum amount that could be paid to you without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide you with a greater after tax amount than if such amounts were not reduced, then the Payments shall be reduced (but not below zero) to the Safe Harbor Cap. Any such reduction shall occur in the following order: (A) by eliminating the acceleration of vesting of any stock options for which the exercise price exceeds the fair market value (and if there is more than one option award so outstanding, then the acceleration of the vesting of the most “under water” option shall be reduced first, and so-on); (B) by reducing the severance payment hereunder and any other cash payments not subject to section 409A of the Code; (C) by reducing any benefit continuation payments (and if there be more than one such payment, by reducing the payments in reverse order, with the payments made the earliest being reduced first); (D), by reducing any cash payments that are subject to section 409A of the Code (and if there be more than one such payment, by reducing the payments in reverse order, with the payments made the earliest being reduced first); (E) by reducing the payments of any restricted stock, restricted stock units, performance awards or similar equity-based awards that have been awarded to you by the Company that are subject to performance-based vesting (and if there be more than one such award held by you, by reducing the awards in the reverse order of the date of their award, with the most-recently awarded reduced first and the oldest award reduced last); (F) by reducing the payments of any restricted stock, restricted stock units, performance awards or similar equity-based awards that have been awarded to you by the Company that are subject to time-based vesting (and if there be more than one such award held by you, by reducing the awards in the reverse order of the date of their award, with the most-recently awarded reduced first and the oldest award reduced last); and (G) by reducing the acceleration of vesting of any stock options that are not described in (A), above.

b.

All determinations required to be made under this Section 3 shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from the Company or you that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Board of Directors of the Company (the “Board”) shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). If payments are reduced to the Safe Harbor Cap, the Accounting Firm shall provide a reasonable opinion to you that you are not required to report any Excise Tax on your federal income tax return. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish you with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on your applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The determination by the Accounting Firm shall be binding upon the Company and you (except as provided in paragraph (c) below).

c.

If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, you by the Company, which are in excess of the limitations provided in this Section 3 (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be a loan to you made on the date you received the Excess Payment and you shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in section 1274(d) of the Code) from the date of your receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section 3. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to you within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to you until the date of payment. You shall cooperate, to the extent your expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax or the determination of the Excess Payment.

4. Restrictive Covenants. You and the Company recognize that, due to the nature of your employment and relationship with the Company and its Affiliates, you will have access to and develop confidential business information, proprietary information, and trade secrets relating to the business and operations of the Company and its Affiliates. You acknowledge that such information is valuable to the business of the Company and its Affiliates, and that disclosure to, or use for the benefit of, any person or entity other than the Company or its Affiliates, would cause substantial damage to the Company and its Affiliates. You further acknowledge that your duties for the Company include the opportunity to develop and maintain relationships with the Company’s customers, employees, representatives and agents on behalf of the Company and that access to and development of those close relationships with such persons render your services special, unique and extraordinary. In recognition that the good will and relationships described herein are assets and extremely valuable to the Company and its Affiliates, and that loss of or damage to that good will or those relationships would destroy or diminish the value of the Company and its Affiliates, you agree as follows:

a.

Noncompetition. In consideration of the covenants and agreements of the Company herein contained, the payments to be made by the Company pursuant to this Agreement, the positions of trust and confidence you occupy and have occupied with the Company and/or its Affiliates and the information of a highly sensitive and confidential nature obtained as a result of such positions, you agree that, from the date of your Separation from Service for any reason, including a Separation from Service initiated by the Company with or without Cause, and for 18 months thereafter, you will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer or director of an entity, or in any other individual or representative capacity, worldwide, engage in any business which is competitive with the business of the Company or any of its Affiliates. You may, however, own stock or the rights to own stock in a company covered by this paragraph that is publicly owned and regularly traded on any national exchange or in the over-the-counter market, so long as the combined value of your holdings of stock and rights to own stock of such company do not exceed the lesser of (i) 1% of the capital stock entitled to vote in the election of directors, or (ii) your W-2 wages from the Company and its Affiliates for the most recent calendar year.

b.

Importance of Customer Relationships. You recognize that the Company’s or its Affiliates’ relationship with the customer or customers you serve, and with other employees, is special and unique, based upon the development and maintenance of good will resulting from the customers’ and other employees’ contacts with employees of the Company and its Affiliates, including you. As a result of your position and customer contacts, you recognize that you will gain valuable information about (i) the Company’s relationship with its customers, their buying habits, special needs, purchasing policies, (ii) the skills, capabilities and other employment-related information about employees of the Company and its Affiliates, and (iii) other matters which you would not otherwise know and which is not otherwise readily available. Such knowledge is essential to the business of the Company and its Affiliates and you recognize that your Separation from Service shall require the Company or its Affiliates to rebuild those customer relationships to retain the customer’s business. You recognize that during a period following your Separation from Service, the Company and its Affiliates are entitled to protection from your using the information and customer and employee relationships with which you have been entrusted by the Company and its Affiliates during your employment.

c.

Nonsolicitation of Customers. You shall not, while employed by the Company or its Affiliates and for a period of 18 months from the date of Separation from Service with the Company and its Affiliates for any reason, including your Separation from Service initiated by the Company with or without Cause, directly or indirectly, either on your own behalf or on behalf of any other person, firm or entity, solicit, offer or provide services which are the same as or similar to the services the Company or its Affiliates provided or offered while you were employed by the Company to any customer or prospective customer of the Company or its Affiliates (i) with whom you had direct contact in the course of your employment with the Company or about whom you learned confidential information as a result of your employment with the Company or (ii) with whom any person over whom you had supervisory authority at any time had direct contact during the course of his or her employment with the Company or its Affiliates or about whom such person learned confidential information as a result of his or her employment with the Company or its Affiliates.

d.

Nonsolicitation of Employees. You shall not, while employed by the Company or its Affiliates and for a period of two years from the date of your Separation from Service with the Company and its Affiliates for any reason, including your Separation from Service initiated by the Company, with or without Cause, either directly or indirectly solicit, induce or encourage any employee(s) of the Company or its Affiliates to terminate their employment with the Company and its Affiliates or to accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company or its Affiliates, nor shall you cooperate with any others in doing or attempting to do so. As used herein, the term “solicit, induce or encourage” includes, but is not limited to, (a) initiating communications with an employee of the Company or its Affiliates relating to possible employment, (b) offering bonuses or additional compensation to encourage employees of the Company or its Affiliates to terminate their employment with the Company and its Affiliates and accept employment with a competitor, supplier or customer of the Company or its Affiliates, or (c) referring employees of the Company or its Affiliates to personnel or agents employed by competitors, suppliers or customers of the Company or its Affiliates.

e.

Confidential Information. You are prohibited from, at any time during your employment with the Company or its Affiliates or thereafter, disclosing or using any Confidential Information for your benefit or any other person or entity, unless directed or authorized in writing by the Company to do so, until such time as the information becomes generally known to the public other than through disclosure, directly or indirectly, by you. “Confidential Information” means information disclosed to or known by you as a consequence of your employment with the Company or its Affiliates, (ii) not generally known to others outside the Company, and (iii) that relates to the Company’s or any of its Affiliate’s marketing, sales, finances, operations, processes, methods, techniques, devices, software programs, projections, strategies and plans, personnel information, industry contacts made during your employment, and customer information, including customer needs, contacts, particular projects, and pricing. These restrictions are in addition to any confidentiality restrictions in any other agreement you may have signed with the Company or any of its Affiliates.

f.

Obligation upon Subsequent Employment. If you accept employment with any future employer during the two-year period following the date of your Separation from Service with the Company and its Affiliates, you will deliver a copy of this Agreement to such employer and advise such employer concerning the existence of your obligations under this Agreement.

g.

Company’s Right to Injunctive Relief. By execution of this Agreement, you acknowledge and agree that the Company and its Affiliates would be damaged irreparably if any provision under this Section 4 were breached by you and money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors or permitted assigns in order to protect its interests, may pursue, in addition to other rights and remedies existing in its favor, an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). With respect to such enforcement, the prevailing party in such litigation shall be entitled to recover from the other party any and all attorneys’ fees, costs and expenses incurred by or on behalf of that party in enforcing or attempting to enforce any provision under this Section 4 or any other rights under this Agreement.

h.

Statutory Rights. You hereby acknowledge and agree that the Company has provided you with written notice that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows: (a) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. In addition, you understand that nothing contained in this Agreement, the General Release, the Separation Agreement or elsewhere limits your ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

5. General.

a.

Acknowledgement of Reasonableness and Severability. You acknowledge and agree that the provisions of this Agreement, including Section 4, are reasonable and valid in geographic, temporal and subject matter scope and in all other respects, and do not impose limitations greater than are necessary to protect the goodwill, Confidential Information and other business interests of the Company and its Affiliates. If any court subsequently determines that any part of this Agreement, including Section 4, is invalid or unenforceable, the remainder of the Agreement shall not be affected and shall be given full effect without regard to the invalid portions. Further, any court invalidating any provision of this Agreement shall have the power to revise the invalidated provisions such that the provision is enforceable to the maximum extent permitted by applicable law.

b.

Non-duplication of Severance Pay. If you become eligible to receive the severance benefits described in Section 1 of this Agreement, you hereby waive any payments under the RR Donnelley Separation Pay Plan and any additional payments under the SLSPP.

Notwithstanding any anything in this Agreement to the contrary, if you become eligible to receive the benefits described in Section 1 of this Agreement and, at such time, neither the Company nor any of its Affiliates maintain the SLSPP, then the references herein to the SLSPP shall be without effect and such benefits shall be payable pursuant to the terms of this Agreement.

c.	Employee Breach. If you breach this Agreement or any other agreement you have signed with the Company or its Affiliates, you forfeit the right to any payments and benefits set forth in this Agreement.

d.

Arbitration. Except for any disputes related to Sections 1, 2 or 3 of this Agreement, which are to be governed by the provisions of the SLSPP, including its Claims and Appeals provisions, any controversy arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by you and the Company, including any dispute as to the calculation of any payments hereunder, and the terms of this Agreement, shall be determined by a single arbitrator in Chicago, Illinois, in accordance with the rules of JAMS; provided, however, that either party may seek preliminary injunctive relief to maintain or restore the status quo pending a decision of the arbitrator, and the parties consent to the exclusive jurisdiction of the courts of the State of Illinois or the Federal courts of the United States of America located in the Northern District of Illinois in connection therewith. The decision of the arbitrator shall be final and binding and may be entered in any court of competent jurisdiction. The arbitrator may award the party he or she determines has prevailed in the arbitration any legal fees and other fees and expenses that may be incurred in respect of enforcing its respective rights.

For purposes of clarity, with respect to any claim or dispute in any way related to Sections 1, 2 or 3 of this Agreement, such claim or dispute and all rights and obligations related thereto will be decided entirely under, and pursuant to the terms of, the SLSPP, including its Claims and Appeals procedures. No such claim or dispute may be brought in a court or before an arbitrator, except as otherwise may be provided by the SLSPP and ERISA.

e.

Notification of Benefits. To the extent any terms of, or benefits under, this Agreement constitute a change in benefits under any of the benefits plans of the Company or its Affiliates, this Agreement serves as a Summary of Material Modifications to the applicable plan’s summary plan description.

f.	Tax Treatment. All payments and transfers of value made pursuant to this Agreement shall be reduced by applicable tax withholdings.

g.

Governing Law. All disputes arising under or related to this Agreement, except to the extent governed by the Employee Retirement Income Security Act of 1974, as amended, shall at all times be governed by and construed in accordance with the internal laws (as opposed to the conflict of law provisions) and decisions of the State of Illinois as applied to agreements executed in and to be fully performed within that State.

h.

Notice and Execution. This Agreement may be executed in counterparts. Except as otherwise provided by the SLSPP, any notice or request required or permitted to be given hereunder shall be sufficient if in writing and deemed to have been given if delivered personally or sent by certified mail, return receipt requested, to you at the address in the Company’s records, and to the Company at its Corporate Headquarters (Attn: Corporate Secretary).

i.

Entire Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter contained herein, and fully supersedes any prior agreements or understandings between us, except that any restrictive covenant, confidentiality or intellectual property obligations that Employee has to the Company shall survive and not be superseded, including without limitation, those set forth in the Company’s policies. This Agreement may not be changed or amended orally, but only in writing signed by both parties.

j.

Waiver. The failure of either party hereto to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

k.

Assignments and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns. Your rights to payments or benefits under this Agreement shall inure to the benefit of and be binding upon your designated primary and/or contingent beneficiaries (as designated in accordance with the terms of the SLSPP), personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees; provided, however, that you may not assign any of your rights and obligations hereunder.

If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the Chief Human Resources Officer of the Company.

Very truly yours,

R. R. Donnelley & Sons Company

By:

ACCEPTED AND AGREED to this day of [INSERT], 201[ ].

Annex A

Definitions

“Affiliates” means, with respect to any entity, any other entity that controls, is controlled by or is under common control with such entity. For purposes of this definition, “control” will mean ownership of 50% or more of the value of an entity.

“Annualized Total Compensation” means the sum of (i) your annual rate of base salary and (ii) your annual target bonus opportunity for one year, in each case, as in effect immediately before the date of your Separation from Service.

“Cause” means:

(i)	your intentional or unintentional failure to perform your duties with the Company or its Affiliates (other than any such failure resulting from your incapacity due to physical or mental illness);

(ii)	gross negligence in the performance of your duties with the Company or its Affiliates;

(iii)

your conviction of, or plea of guilty or nolo contendere to, any felony or a lesser crime or offense which, in the reasonable opinion of the Company, could adversely affect the business or reputation of the Company or any of its Affiliates;

(iv)	your engagement in conduct that is demonstrably and materially injurious to the Company or any of its Affiliates, monetarily or otherwise;

(v)	your violation of any provision of the Company’s Principles of Ethical Business Conduct or its discrimination policy, harassment policy, or other Company policies;

(vi)	your engagement or threatened engagement in any action that would constitute a violation of Section 4 of this Agreement;

(vii)	your act of dishonesty resulting in, or intended to result in, personal gain at the expense of the Company or any of its Affiliates; or

(viii)	your engaging in any act that harms, is intended to harm, or may be reasonably expected to harm, the reputation, business prospects, or operations of the Company or any of its Affiliates.

A termination for Cause after a Change in Control shall be based only on events occurring after such Change in Control; provided, however, the foregoing limitation shall not apply to an event constituting Cause which was not discovered by the Company prior to a Change in Control.

“Change in Control” means the occurrence of any one of the following events:

(i)

individuals who, on the date of this Agreement, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall he deemed to be an Incumbent Director;

(ii)

any “person” (as such term is defined in section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in sections 13(d)(3) and l4(d)(2) of the Exchange Act is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue or any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii));

(iii)

the consummation of a merger, consolidation, statutory share exchange or similar form or corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:

(A) more than 50%, of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Secu1ities among the holders thereof immediately prior to the Business

Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) other than persons set forth in (A) through (D) of paragraph (ii) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

(iv)

the closing of a sale of all or substantially all of the Company’s assets, other than to an entity or in a manner where the voting securities immediately prior to such sale represent directly or indirectly after such sale of least 50% of the voting securities of the entity acquiring such assets in approximately the same proportion as prior to such sale; or

(v)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding: provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and the rules and regulations promulgated thereunder.

“Committee” means the Human Resources Committee of the Board of Directors of the Company.

“General Release” means an agreement, in form and substance acceptable to the Company, whereby you release, hold harmless or indemnify the Company and its Affiliates and such other persons as are required by the Company, from any claims and which includes such other terms and provisions, or modifications to those described in this definition, as may be required by the Company in its sole discretion.

“Good Reason” means, without your express written consent, the occurrence of any of the following events:

(i)

a change in your duties or responsibilities (including reporting responsibilities) that taken as a whole represents a material and adverse diminution of your duties, responsibilities or status with the Company (other than a temporary change that results from or relates to your incapacity due to physical or mental illness);

(ii)	a material reduction by the Company in your then-current annual rate of base salary;

(iii)

any requirement of the Company that your office be more than 75 miles from your place of residence on the date of this Agreement unless your residence at the time of the relocation is within 75 miles of your new office location; or

(iv)	any material breach of the Agreement by the Company.

Notwithstanding the foregoing, “Good Reason” shall not exist unless (A) you provide notice to the Company within thirty (30) days of the initial occurrence of any of the events listed above, (B) the Company fails to cure the event or condition within thirty (30) days following its receipt of your notice and (C) you provide your notice of termination to the Company within ninety (90) days following the initial occurrence of such event or condition. Your continued employment, up to and including your date of termination pursuant to the notice you provide to the Company pursuant to clause (C) above, shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting “Good Reason.” You will not have a right to terminate employment for “Good Reason” as a result of your incapacities due to mental or physical illness, or if you continue employment after the termination date indentified in your notice pursuant to clause (C) above.

“Separation Agreement” means an agreement, in form and substance acceptable to the Company, whereby you agree to certain restrictive covenants for the benefit of the Company and its Affiliates, including but not limited to any covenant not to compete with, solicit customers or employees of, infringe upon the proprietary rights of, disclose confidential information of, or disparage the Company or its Affiliates and such other persons as are required by the Company, and which includes such other terms and provisions, or modifications to those described in this definition, as may be required by the Company in its sole discretion.

“Separation from Service” means a termination of employment with the Company within the meaning of Treasury Regulation section 1.409A-1(h).